UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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IN PROXY STATEMENT

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Alberto-Culver Company

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The following questions and answers were internally distributed at Alberto-Culver Company.

TRANSACTION RATIONALE / KEY POINTS

1. Why is ACV selling the company now? I thought ACV had a strong strategic plan and bright future.

Our brands have grown tremendously over the last decade, achieving substantial gains that have dramatically increased the value of our portfolio. As a result of that growth we have now reached an inflection point. While the BOD and senior management believe ACV can grow, they also realize that to continue these growth trends would require exceptional levels of investment which in turn would dramatically increase our risk profile. At the same time, we are faced with markets that continue to evolve and change with new competitive threats, a more inflexible regulatory environment and an economy that continues to be soft in a number of our key markets. For these reasons, the Board requested we explore strategic opportunities for maximizing shareholder return. Weighing all of the risk and reward factors, the board has unanimously concluded that our brands have more value today for a company that has significantly more scale and infrastructure than the value that we can create for these wonderful brands in any reasonable time frame. As a result we believe that Alberto Culver’s and its shareholders’ interests are best served by combining the resources of Alberto Culver and Unilever. Unilever has the infrastructure and the resources to take our brands global quickly. And, as is clear from their offer, they clearly place significant value on our brands and believe they can grow them dramatically to enhance their position in the beauty category.

2. Why is the deal in the best interests of ACV shareholders?

This transaction delivers immediate and substantial value to ACV shareholders. It also makes long term sense. The company is at a strategic inflection point and risks associated with future growth are likely to increase. Weighing all of the risk and reward factors, the board has unanimously concluded that the brands have more value today for a company that has significantly more scale and infrastructure than the value that ACV can create for these wonderful brands in any reasonable time frame.

For these reasons, ACV believes that Alberto Culver’s and its shareholders’ interests are best served by combining the resources of Alberto Culver and Unilever. Unilever has the infrastructure and the resources to take our brands global quickly. And, as is clear from the price they are willing to pay, they clearly value the brands highly and believe they can grow them dramatically.

3. How do you rationalize the $37.50 offer price? Did you get a fairness opinion?

This deal offers ACV shareholders an attractive premium of more than 33% to ACV’s’ 12 month volume weighted average share price and 18% premium to ACV’s all time high share price achieved earlier this year. The attractive premium reflects the quality and success of ACV’s strong brand portfolio and excellent business results.

BDT & Company, LLC acted as Alberto Culver’s financial advisor on the transaction. Credit Suisse Securities (USA) LLC advised by providing a fairness opinion to Alberto

Culver’s board of directors. Sidley Austin LLP served as Alberto Culver’s legal advisor on the transaction.

4. How will Unilever pay for this deal? Will it be a stock or cash deal?

This will be a cash deal. Upon closing, ACV will no longer trade on the NYSE and all ACV stockholders will receive $37.50 per share for their Alberto Culver stock.

5. Will Jim still lead ACV? What about other ACV leaders?

Jim, along with the current leadership team, will continue to lead ACV, at least until the transaction closes to ensure a seamless transition to Unilever. It is extremely important that we continue to deliver strong business results for the remainder of FY10 and FY11. While we do not know Unilever’s future plans, they want to continue ACV’s business success and have expressed interest in our leaders and employees. They recognize the contributions that our people have made to the company’s success.

6. What will happen with Carol?

Carol’s role as executive chairman of an independent board of directors will be eliminated once the closing takes place.

7. Who from ACV has met with Unilever executives?

There have been meetings with Unilever leadership involving a limited number of ACV executives. These meetings have included Carol and Jim and a few senior executives who were needed for their expertise. Based on these meetings, we believe that Unilever personnel are people of integrity and see, as we do, the strategic growth opportunities for our brands. Our brands are an excellent fit with their strategic plans. They have the financial resources, the established international footprint, the infrastructure and support to ensure the continuation and acceleration of the brands’ growth and to provide additional growth for the business.

TRANSACTION BACKGROUND/TERMS

8. How did this deal come about? Who approached whom?

We knew from discussions with numerous bankers and investment advisors that Unilever had a commitment to growing their personal care business and their infrastructure, geographic footprint and resources could provide accelerated growth for our brands. Through our banker we approached Unilever. Discussions with Unilever leadership have been underway for a few months.

9. Did the Board actively explore the possibility of other buyers?

The BOD explored the opportunity with Unilever and the discussions led to a financially compelling offer for our shareholders and a strategically compelling opportunity for our brands and business. And, as is clear from their offer, they clearly value the brands highly and believe they can grow them dramatically.

10. Was the vote to sell the company to Unilever unanimous?

Yes, it was unanimous.

11. Did Leonard Lavin support the transaction?

Yes.

12. When do you expect the transaction to close? What needs to happen before the transaction closes?

ACV and Unilever are working strenuously to close the deal; however, given the various approvals needed for this kind of transaction, we do not have a confirmed date.

13. What regulatory approvals are needed?

ACV and Unilever are international companies. Therefore there are government filings required in a number of countries. Transaction approval is subject to these reviews.

14. Do you expect other bidders to emerge?

We can’t speculate on whether other bidders will emerge but the contract allows our BOD to consider superior offers.

15. Is there a break-up fee?

As is customary, the terms of the transaction include a break-up fee and will be disclosed in our public filings.

16. How much of a financial gain can ACV senior management expect from this deal?

The compensation packages (including equity compensation) and change of control provisions for our executive officers will be disclosed in our public filings.

ACV: EMPLOYEES/BRANDS/FACILITIES

17. Will Unilever be laying off ACV employees after the sale?

At this point we simply cannot give you a definitive answer to this. ACV and Unilever are still competitors, so while we have shared financial information and historical reports, we have not shared details on our people or future brand plans. Similarly Unilever has not shared plans for specific brands, for staffing and a number of other issues. They have recognized the contributions of our employees in driving the business and achieving our results and have expressed interest in learning more about our employees. When we have specific information we will share it with you but that will be later in the process. In the meantime, it is critical to keep business momentum during this transition to enable continued business growth in these competitive categories.

18. Will Unilever close the offices, manufacturing sites, other facilities?

Unilever is interested in learning more about our people, brands and facilities. They will more fully assess the business following the close of the deal.

19. What happens to the day to day business?

We need to focus on driving the ACV business forward to successfully close FY10 and execute the agreed upon FY11 business plans. We need to continue to build momentum and continue to show our consumers, our trade partners, the financial markets and Unilever that we are innovative, tenacious business builders.

We must also continue to regard Unilever as a competitor from a commercial standpoint and continue to compete vigorously with Unilever to the same extent that we did before the transaction was announced. We know that you will continue to have questions and we will be communicating with you on an ongoing basis to let you know what is happening.

20. Are there change of control provisions for ACV employees?

As in most companies, a change in control agreement exists for a limited number of senior executives. Certain ACV benefit plans will also have a change in control provision (e.g. accelerated vesting of ACV stock option plan).

21. What will happen to employee stock options?

All employee stock options will vest and will be cashed out in connection with the closing of the transaction.

22. What kind of help do you have for the employees during the transition?

ACV recognizes that this will be a difficult time for our people. With change there is always uncertainty that affects people in different ways. In addition to talking to your direct supervisor, GDL,VP,EC member or HR contact, ACV will have additional professional support to help our employees. We will continue to update you on the resources that are available to help our people.

23. What will happen to ACV brands? Will Alberto brands continue with the ACV2010 strategic direction?

Unilever knows our categories and recognizes the strength of our brands. They are committed to brand innovation and geographic expansion. These are key drivers of ACV’s strategic direction. This transaction will provide additional growth opportunities for our business.

24. Is Unilever in the spice business? Did they recently sell the Lawry’s spice business and are they planning on selling the CSB brands?

Unilever has brands in a number of food categories. Food represents 34% of their sales and is their biggest business segment. While Unilever did sell the Lawry’s and Adolph’s businesses in July 2008, we do not know their future plans for the CSB business. Their leadership expressed interest in better understanding the entire ACV portfolio including CSB.

25. Whom should I contact with questions?

Depending on your question, direct your questions to your supervisor, GDL, VP,EC member or anyone in HR. We will do our best to answer your questions but realize that even the most senior people in the company may not have the answers on what Unilever is planning for the future. We recognize that in a time of change people have a lot of questions. Please seek us out and ask your questions. We are here to help all of you.

RETAIL CUSTOMERS/ AGENCY PARTNERS/SUPPLIERS

26. What happens to our advertising agency partners, our suppliers, our media agencies, other partners? Who does Unilever use?

During the transition we need to keep moving the business forward. You will continue to work with your existing partners and suppliers through the transition period. Unilever partners with a select group of leading agencies, suppliers and other partners to cover their business needs.

27. Who is talking to our agency partners, suppliers, media agencies, and other partners?

The VP’s and EC have determined who will be reaching out to talk to our partners. Please do not contact our partners without talking to your VP/EC member to understand our communications.

28. What happens with current or upcoming contracts? Do I continue to negotiate the contracts? How will this affect business going forward?

Make your supervisor and VP aware of key contracts that are being worked on or are upcoming to ensure that key business impacts can be identified and addressed. You will need to obtain specific approval before entering into any new contracts until the transaction is closed.

29. What do I tell my retail customers, brokers, distributors?

The VP’s and EC have determined who will be reaching out to talk to our retail customers. Please do not contact our partners without talking to your VP/EC member to understand our communications. In addition, it is important to remember that Unilever continues to be a competitor until the transaction is finalized. Antitrust laws demand that from a commercial and customer standpoint, the companies must continue to compete as though it is “business as usual”. Therefore, we need to channel any communication between ACV and Unilever through designated channels.

30. What should I be doing from now until the deal is closed?

DO:

i.	Focus on continuing to drive the ACV business forward to successfully close FY10 and execute the agreed upon FY11 business plans. It is critical that we continue to deliver strong business results.

ii.	Continue to regard Unilever as a competitor from a commercial standpoint and continue to compete vigorously with Unilever to the same extent that you did before the transaction was announced.

iii.	Stick to the approved talking points. You may get questions from your external agencies, suppliers, partners, and retailers. All communications with these constituencies should be directed to your Commercial Leaders, VP’s or EC members. Any press questions should be directed to Dan Stone (708.450.3005) in Melrose Park and investor relations questions will be handled by Doug Craney (708.450.3117).

iv.	Participate in authorized integration planning activities to the extent you are asked and adhere to the specific guidelines you receive regarding the appropriate scope of such activities.

v.	Channel any authorized communications with Unilever through the designated channels and points of contact.

vi.	Seek EC help before acting to the extent you have questions about what steps can and cannot be taken or what information can and cannot be shared. They will help you obtain the information you need.

DO NOT

i.	Don’t coordinate in any way competitive activities (for example dealings with retail customers or marketing strategies) with Unilever.

ii.	Don’t SHARE WITH OR OBTAIN FROM UNILEVER NON-PUBLIC COMPETITIVELY SENSITIVE INFORMATION in the integration planning process such as:

a.	Current or future pricing information, methodologies or strategies

b.	Current or future marketing plans

c.	Strategies or policies relating to competition, such as approaches used to expand sales or retain customers

d.	Confidential detail relating to specific customers

e.	Non public information concerning future product offerings

iii.	Don’t respond to any questions from outsiders about the status of regulatory approval or closing date.

iv.	Don’t proactively reach out to any Unilever employees or business units, unless directed to do so.

v.	Don’t sign any contracts without legal consent.

vi.	Don’t hire new employees without HR approval.

CIVIC

31. How is this transaction good for local philanthropic organizations?

Unilever is a worldwide consumer goods leader that invested €89 Million (approximately $120 Million USD) in community projects worldwide in 2009. Unilever has made a commitment to helping communities.

UNILEVER

32. Who is Unilever and why are they interested in buying ACV?

Unilever is a leading global consumer goods company with corporate headquarters in Europe (London, England and Rotterdam, Netherlands). Unilever competes in food, ice cream, beverage, home care and personal care segments. The company’s 2009 sales were €38.9 Billion (approximately $55 Billion USD). Their products are sold in over 170 countries around the world with 38% of their sales in Asia/Africa/Central & Eastern Europe, a third of their sales in the Americas and the remaining 30% of sales in Western Europe. They have a broad and developed geographic footprint. Our brands fit well in the Unilever portfolio, complementing their strategic direction. They have the scale, resources and infrastructure to accelerate the growth of the brands through brand building programs and innovation and to rapidly expand them geographically.

33. Where are Unilever’s regional locations and manufacturing sites?

Unilever has locations throughout the world. In addition to corporate headquarters in London, England and Rotterdam, Netherlands; the company’s US headquarters is in Englewood Cliffs, New Jersey. Further; Unilever has over 250 manufacturing sites around the world.

34. What technology platform does Unilever use?

Unilever partners with a select group of leading suppliers to develop and maintain a limited number of complementary IT systems to cover business needs.

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Additional Information About the Merger and Where to Find It

Alberto-Culver Company (the “Company”) intends to file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). Stockholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction. The definitive proxy statement will be mailed or delivered to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov, at the Company’s website at www.alberto.com/investing by clicking on the link “SEC Filings” or from Alberto-Culver Company, Attention: Investor Relations, 2525 Armitage Avenue, Melrose Park, Illinois 60160, (708) 450-3000.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the annual meeting of stockholders of the Company held on January 28, 2010, which was filed with the SEC on December 14, 2009. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

Forward-looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the receipt of certain regulatory approvals; risks that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the merger. In addition, please refer to the documents that we file with the SEC on Forms 10-K, 10-Q and 8-K, which identify and address other important factors that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this document. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.